Exhibit 99.1

Company Contact:
---------------
Trans World Corporation
Rami S. Ramadan, CEO
Tel:  212-983-3355
rramadan@ibetworld.com

      TRANS WORLD CORPORATION ANNOUNCES DEBT EXCHANGE AGREEMENT

New York, NY, March 5, 2002--Trans World Corporation (formerly Trans World Gaming Corp., herein referred to as the "Company" or "TWC"), (OTC Bulletin Board: TWCP.OB) today announced the signing of an exchange agreement whereby its 12% senior secured bonds due December 31, 2005 in the principal sum of $4.8 million dollars together with unpaid interest were converted to common stock, which resulted in reduction of the Company's long-term liabilities by approximately 25%, or $6.7 million, and decrease of its interest expense by $576,000 per year, as of January 1, 2002, the effective date of the agreement. The exchange of debt for common stock, which was based on an exchange price of $0.18 per share, resulted in issuance of approximately 37.2 million shares of common stock and increased the Company's total outstanding shares to approximately 48.3 million.

Today's announcement comes on the heels of TWC's December 2001 divesture of its casino in Spain, which served to reduce the Company's liabilities by 23% and to help TWC post a net profit for the year ended December 31, 2001, its first positive result since 1997.

Commenting on the exchange agreement, Rami Ramadan, the president and chief executive officer of TWC, said, "The exchange agreement represents another important step forward for TWC, and I am encouraged by the commitment to the Company that these bondholders have displayed in approving it." Looking ahead, Mr. Ramadan added, "Our work is far from over. We are pursuing several other initiatives, including potential casino and/or hotel expansion projects, for which we will use the net proceeds from the sale of our property in Spain."

During the past two years, TWC has demonstrated substantial economic improvement. The Company's Earnings Before Interest Taxes Depreciation and Amortization, exclusive of its discontinued operations, grew by 40% from 1999 to 2000 and 55% from 2000 to 2001, based on preliminary results for 2001.

Mr. Ramadan summed up the Company's progress by saying, "We're
on the right track.   We expect 2002 to be a growth year for
the Company as we seek to replace the recently sold property in Spain with a profitable business unit. Hopefully, the recent actions, which were successful in improving the Company's balance sheet and enhancing its share price, will put us in a position to secure the necessary investment capital to achieve our future expansion goals."

Trans World Corporation owns and operates three casinos in Europe and specializes in small to medium sized casinos and gaming parlors in local venues worldwide. The Company's headquarters is located in New York.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


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